Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	February 1, 2019
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR END RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, February 1, 2019 — Beneficial Bancorp, Inc. (“Beneficial” or the “Company”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter and year ended December 31, 2018.  Beneficial recorded net income of $13.7 million and $47.8 million, or $0.19 and $0.65 per diluted share, for the quarter and year ended December 31, 2018, respectively, compared to a net loss of $3.3 million and net income of $23.9 million, or ($0.05) and $0.32 per diluted share, for the quarter and year ended December 31, 2017.  Net income for the quarter and year ended December 31, 2017 included a one- time $13.1 million charge, or $0.18 per diluted share, of additional income tax expense related to the enactment of the Tax Cuts and Jobs Act and its impact on the re-measurement of our net deferred tax assets due to the reduction in the corporate income tax rate for 2018 to 21% from 35%.

On January 31, 2019, the Company declared a cash dividend of 6 cents per common share, payable on or after February 21, 2019, to common shareholders of record at the close of business on February 11, 2019.

Highlights for the quarter and year ended December 31, 2018 are as follows:

•                                          Net interest margin totaled 3.38% and 3.29% for the quarter and year ended December 31, 2018 compared to 3.28% and 3.12% for the same periods in 2017, respectively.  During the quarter and year ended December 31, 2018, the net interest margin was positively impacted 15 and 9 basis points, respectively, by loan prepayment income compared to 23 and 7 basis points for the same periods in 2017.

•                                          Net interest income increased $2.1 million, or 4.7%, and $10.5 million, or 6.2%, for the quarter and year ended December 31, 2018 compared to the same periods in the prior year.

•                                          During the year ended December 31, 2018, Beneficial recorded a $3.3 million net gain on the sale of the assets and liabilities of Beneficial Insurance Services, LLC, a former consolidated wholly owned subsidiary of Beneficial Bank.

•                                          Non-interest expense for the quarter and year ended December 31, 2018 includes $848 thousand and $3.1 million, respectively, of professional fees associated with the pending merger of Beneficial with WSFS Financial Corporation.

•                                          Our non-performing assets to total assets ratio decreased to 0.52% at December 31, 2018 compared to 0.60% at December 31, 2017. Non-performing assets decreased $4.4 million to $30.5 million at December 31, 2018 from $34.9 million at December 31, 2017, which was primarily due to the sale of one large commercial non-performing loan totaling $7.6 million during 2018.

•                                          Asset quality metrics continued to remain strong with non-performing assets to total assets, excluding government guaranteed student loans, of 0.38% as of December 31, 2018.  Our allowance for loan losses totaled $43.3 million, or 1.11% of total loans, as of December 31, 2018, compared to $43.3 million, or 1.07% of total loans, as of December 31, 2017.

•                                          Our effective tax rate decreased to 28.6% and 25.5% for the quarter and year ended December 31, 2018, respectively, compared to 121.3% and 57.8% for the same periods in the prior year.  The decrease in income tax expense and the effective tax rate for the quarter and year ended December 31, 2018 compared to the same periods in 2017 is primarily due to the previously discussed $13.1 million of additional income tax expense recorded during the quarter ended December 31, 2017 related to the passage of the Tax Cuts and Jobs Act, enacted on December 22, 2017, which lowered the federal corporate tax rate for 2018 to 21% from 35%.

•                                          During the year ended December 31, 2018, the Company purchased 945,400 shares under its previously announced stock repurchase plan.  Our tangible capital to tangible assets ratio increased to 15.75% at December 31, 2018 compared to 15.33% at December 31, 2017.  Tangible book value per share totaled $11.89 at December 31, 2018.

Balance Sheet

Total assets were $5.81 billion at December 31, 2018 consistent with the $5.80 billion of total assets at December 31, 2017.

Cash and cash equivalents increased $294.9 million, or 52.9%, to $852.5 million at December 31, 2018, from $557.6 million at December 31, 2017.  The increase in cash and cash equivalents was primarily driven by investment maturities and repayments and a decrease in our total loan portfolio.

Investments decreased $137.4 million, or 15.8%, to $733.4 million at December 31, 2018, compared to $870.8 million at December 31, 2017. We continue to focus on maintaining a high-quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans decreased $139.5 million, or 3.5%, to $3.89 billion at December 31, 2018, from $4.03 billion at December 31, 2017.  During the year ended December 31, 2018, our residential real estate portfolio increased $25.3 million, or 2.7%.  However, this growth was offset by a $54.7 million decrease in our total commercial portfolio and an $110.1 million decrease in our total consumer loan portfolio.  We continue to experience a number of large commercial loan payoffs as projects are completed and sold and financing is obtained from non-bank sources.  The decrease in our consumer loan portfolio was due primarily to a $63.1 million decrease in indirect auto loans resulting from our planned run-off of this portfolio segment.  As previously disclosed, we decided to exit the indirect auto lending business in the first quarter of 2017.

Deposits increased $22.1 million, or 0.5%, to $4.17 billion at December 31, 2018, from $4.15 billion at December 31, 2017.  Deposit growth was primarily achieved through organic core deposit growth of $86.7 million in interest business checking accounts and $44.9 million of growth in time deposits, partially offset by the maturity of $75.4 million of higher cost brokered certificates of deposit, which we did not renew given our excess liquidity position.  The growth in interest business checking accounts is primarily due to one large commercial deposit account.

Borrowings decreased $25.4 million to $515.0 million at December 31, 2018.  During the year ended December 31, 2018, the Company paid off $25.8 million of a higher cost trust preferred debenture.

Stockholders’ equity increased $15.7 million, or 1.5%, to $1.05 billion at December 31, 2018, from $1.03 billion at December 31, 2017.  The increase in stockholders’ equity was primarily due to $47.8 million of net income during the year ended December 31, 2018, partially offset by the declaration of cash dividends and stock repurchases.

Net Interest Income

For the quarter ended December 31, 2018, net interest income was $47.1 million, an increase of $2.1 million, or 4.7%, from the quarter ended December 31, 2017. The increase in net interest income was primarily due to an increase in yields on the investment and loan portfolios following recent Federal Reserve Bank federal funds rate increases. The Company also paid off $25.8 million of a higher cost trust preferred debenture during the first quarter of 2018. The net interest margin totaled 3.38% for the quarter ended December 31, 2018 as compared to 3.28% for the same period in 2017.  During the quarter ended December 31, 2018, the net interest margin was positively impacted by 15 basis points due to loan prepayments compared to a 23 basis points positive impact during the quarter ended December 31, 2017.

For the year ended December 31, 2018, Beneficial reported net interest income of $180.4 million, an increase of $10.5 million, or 6.2%, from the year ended December 31, 2017. The increase in net interest income was primarily due to an increase in yields on the investment and loan portfolios following recent Federal Reserve Bank federal funds rate increases.  Our net interest margin increased to 3.29% for the year ended December 31, 2018, from 3.12% for 2017.  During the year ended December 31, 2018, the net interest margin was positively impacted by nine basis points due to loan prepayments compared to a seven basis points positive impact during the year ended December 31, 2017.

Non-interest Income

For the quarter ended December 31, 2018, non-interest income totaled $4.9 million, a decrease of $2.2 million, or 31.0%, from the quarter ended December 31, 2017.  The decrease was primarily due to the sale of the assets and liabilities of Beneficial Insurance Services, LLC on September 30, 2018.  Beneficial Insurance Services, LLC contributed $1.6 million of income from insurance and advisory services during the quarter ended December 31, 2017.

For the year ended December 31, 2018, non-interest income totaled $28.9 million, an increase of $105 thousand, or 0.4%, from the year ended December 31, 2017.  The increase was primarily due to a $3.3 million net gain on the sale of the assets and liabilities of Beneficial Insurance Services, LLC.  This increase to non-interest income was partially offset by a $2.4 million decrease in income from insurance and advisory services during the year ended December 31, 2018 compared to the prior year.  The increase was also partially offset by a $518 thousand decrease in mortgage banking and SBA income.

Non-interest Expense

For the quarter ended December 31, 2018, non-interest expense totaled $33.2 million, a decrease of $2.1 million, or 6.1%, from the quarter ended December 31, 2017.  The decrease in non-interest expense was primarily due a $1.5 million decrease in marketing expense due to a reduction in advertising given the pending merger of Beneficial with WSFS Financial Corporation.  The decrease in non-interest expense was also attributed to a $362 thousand decrease in net losses on other assets due to the $319 thousand gain on the sale of a closed branch during the fourth quarter of 2018.

For the year ended December 31, 2018, non-interest expense totaled $141.3 million, an increase of $2.5 million, or 1.8%, from the year ended December 31, 2017.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $2.8 million due primarily to the costs associated with the build out of Neumann Finance Company, our majority-owned equipment financing subsidiary, an increase in our minimum wage and annual merit increases.  The increase in non-interest expense was also due to $3.1 million of professional fees associated with the previously mentioned pending merger of Beneficial with WSFS Financial Corporation. These increases to non-interest expense were partially offset by a $1.0 million decrease in net losses on other assets due to the $319 thousand gain on the sale of a closed branch during 2018 and $685 thousand of branch closure expenses recorded during the year ended December 31, 2017.  These increases to non-interest expense were also partially offset by an $816 thousand decrease in stock-based compensation expense, and an $867 thousand decrease in intangible amortization expense as a result of certain intangible assets reaching the end of their estimated lives.

Income Taxes

For the quarter ended December 31, 2018, we recorded a provision for income taxes of $5.4 million, reflecting an effective tax rate of 28.6%, compared to a provision for income taxes of $19.1 million, reflecting an effective tax rate of 121.3%, for the quarter ended December 31, 2017.  For the year ended December 31, 2018, we recorded a provision for income taxes of $16.2 million, reflecting an effective tax rate of 25.5%, compared to a provision for income taxes of $32.8 million, reflecting an effective tax rate of 57.8%, for the year ended December 31, 2017.  The decrease in the effective tax rate in the quarter and year ended December 31, 2018 compared to the same periods a year ago is primarily due to the passage of the Tax Cuts and Jobs Act, which was enacted on December 22, 2017 and lowered the federal corporate tax rate for 2018 to 21% from 35%.

Asset Quality

Non-performing assets decreased $4.4 million to $30.5 million at December 31, 2018, compared to $34.9 million at December 31, 2017 and our ratio of non-performing assets to total assets decreased to 0.52% at December 31, 2018 compared to 0.60% at December 31, 2017.  The decrease was primarily due to the sale of one large commercial non-performing loan totaling $7.6 million during 2018.  Net charge-offs for the year ended December 31, 2018, totaled $4.6 million, or 12 basis points of average loans, compared to net charge-offs of $3.1 million, or 8 basis points annualized of average loans, in 2017.   As a result of net charge-offs, we recorded a $4.6 million provision for loan losses during the year ended December 31, 2018 compared to a $3.1 million provision for loan losses during the prior year.  Our allowance for loan losses totaled $43.3 million, or 1.11% of total loans, as of December 31, 2018, compared to $43.3 million, or 1.07% of total loans, as of December 31, 2017.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of December 31, 2018, Beneficial’s tangible capital to tangible assets totaled 15.75%.  In addition, at December 31, 2018, we had the ability to borrow up to $2.2 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	12/31/2018	9/30/2018	12/31/2017	Capitalized Ratio	12/31/2018

Tier 1 Leverage (to average assets)	16.03%	15.78%	16.19%	5.0%	$630,294
Common Equity Tier 1 Capital (to risk weighted assets)	23.11%	22.55%	22.12%	6.5%	658,404
Tier 1 Capital (to risk weighted assets)	23.11%	22.55%	22.76%	8.0%	598,933
Total Capital Ratio (to risk weighted assets)	24.20%	23.64%	23.84%	10.0%	563,021

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	12/31/2018	9/30/2018	12/31/2017	Capitalized Ratio	12/31/2018

Tier 1 Leverage (to average assets)	13.61%	13.36%	14.46%	5.0%	$492,325
Common Equity Tier 1 Capital (to risk weighted assets)	19.63%	19.10%	20.34%	6.5%	520,427
Tier 1 Capital (to risk weighted assets)	19.63%	19.10%	20.34%	8.0%	460,957
Total Capital Ratio (to risk weighted assets)	20.72%	20.19%	21.42%	10.0%	425,044

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 61 offices in the greater Philadelphia and South New Jersey regions.  Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank, and Neumann Finance Company, which is a majority owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios and our ability to complete our previously announced business combination with WSFS Financial Corporation. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2018	2018	2017
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$60,231	$46,919	$45,048
Interest-bearing deposits	792,244	796,019	512,567
Total cash and cash equivalents	852,475	842,938	557,615

Investment securities:
Available-for-sale	285,622	287,060	310,308
Held-to-maturity	424,571	438,649	537,302
Federal Home Loan Bank stock, at cost	23,182	23,182	23,210
Total investment securities	733,375	748,891	870,820

Loans and leases:	3,894,605	3,926,381	4,034,130
Allowance for loan and lease losses	(43,262)	(43,137)	(43,267)
Net loans and leases	3,851,343	3,883,244	3,990,863

Accrued interest receivable	18,751	18,519	17,512

Bank premises and equipment, net	67,488	68,723	70,573

Other assets:
Goodwill	159,671	159,671	169,002
Bank owned life insurance	81,035	80,793	80,172
Other intangibles	1,330	1,428	2,884
Other assets	41,457	63,416	39,387
Total other assets	283,493	305,308	291,445
Total assets	$5,806,925	$5,867,623	$5,798,828

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$557,535	$552,111	$563,185
Interest bearing deposits	3,615,063	3,694,869	3,587,308
Total deposits	4,172,598	4,246,980	4,150,493
Borrowed funds	515,000	515,000	540,439
Other liabilities	69,177	68,497	73,006
Total liabilities	4,756,775	4,830,477	4,763,938
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—
Common stock — $.01 par value	848	848	845
Additional paid-in capital	818,886	812,346	799,658
Unearned common stock held by employee stock ownership plan	(24,610)	(25,227)	(27,078)
Retained earnings	422,875	413,481	405,497
Accumulated other comprehensive loss, net	(28,780)	(28,148)	(26,127)
Treasury stock, at cost	(139,227)	(136,622)	(118,497)
Total Beneficial Bancorp, Inc. stockholders’ equity	1,049,992	1,036,678	1,034,298
Noncontrolling interest	158	468	592
Total stockholders’ equity	1,050,150	1,037,146	1,034,890
Total liabilities and stockholders’ equity	$5,806,925	$5,867,623	$5,798,828

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
INTEREST INCOME:
Interest and fees on loans and leases	$46,363	$44,990	$45,736	$179,821	$172,404
Interest on overnight investments	4,876	3,524	1,664	12,769	4,330
Interest and dividends on investment securities:
Taxable	4,585	4,543	5,067	19,116	21,058
Tax-exempt	18	18	18	72	76
Total interest income	55,842	53,075	52,485	211,778	197,868

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	751	708	599	2,746	2,442
Money market and savings deposits	2,514	2,227	1,513	8,156	5,981
Time deposits	3,264	2,950	2,681	11,493	9,698
Total	6,529	5,885	4,793	22,395	18,121
Interest on borrowed funds	2,232	2,233	2,740	9,019	9,879
Total interest expense	8,761	8,118	7,533	31,414	28,000
Net interest income	47,081	44,957	44,952	180,364	169,868
Provision for loan and lease losses	—	1,916	1,018	4,581	3,118
Net interest income after provision for loan and lease losses	47,081	43,041	43,934	175,783	166,750

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	—	1,356	1,607	4,681	7,124
Service charges and other income	4,838	4,942	5,200	19,207	19,543
Mortgage banking and SBA income	106	309	358	1,587	2,105
Net gain on sale of insurance agency	—	3,297	—	3,297	—
Net (loss) gain on investment securities	(2)	(23)	—	98	(7)
Total non-interest income	4,942	9,881	7,165	28,870	28,765

NON-INTEREST EXPENSE:
Salaries and employee benefits	19,066	19,482	19,555	78,253	75,225
Occupancy expense	2,540	2,520	2,590	10,580	10,336
Depreciation, amortization and maintenance	2,367	2,300	2,324	9,244	9,507
Marketing expense	25	1,478	1,525	4,897	4,684
Intangible amortization expense	98	199	213	696	1,563
FDIC insurance	400	416	431	1,658	1,744
Merger charges	848	2,261	—	3,109	—
Professional fees	993	1,130	1,370	4,360	4,606
Classified loan and other real estate owned related expense	330	356	188	1,274	1,136
Other	6,566	6,243	7,182	27,191	29,996
Total non-interest expense	33,233	36,385	35,378	141,262	138,797

Income before income taxes	18,790	16,537	15,721	63,391	56,718
Income tax expense	5,374	4,286	19,065	16,156	32,794

CONSOLIDATED NET INCOME	$13,416	$12,251	$(3,344)	$47,235	$23,924
Net loss attributable to noncontrolling interest	(309)	(139)	(8)	(609)	(8)
NET INCOME ATTRIBUTABLE TO BENEFICIAL BANCORP, INC.	$13,725	$12,390	$(3,336)	$47,844	$23,932

EARNINGS PER SHARE — Basic	$0.19	$0.17	$(0.05)	$0.66	$0.33
EARNINGS PER SHARE — Diluted	$0.19	$0.17	$(0.05)	$0.65	$0.32

DIVIDENDS DECLARED PER SHARE	$0.06	$0.06	$(0.06)	$0.49	$0.24

Average common shares outstanding — Basic	71,108,476	71,012,206	70,831,659	70,912,191	70,574,037
Average common shares outstanding — Diluted	71,650,648	71,638,486	70,831,659	71,517,248	71,301,286

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	For the Quarter Ended				For the Year Ended
	December 31, 2018		December 31, 2017		December 31, 2018		December 31, 2017
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,599,583	2.34%	$1,419,309	1.89%	$1,455,288	2.18%	$1,359,777	1.87%
Overnight investments	857,780	2.22%	500,691	1.30%	653,763	1.93%	373,859	1.14%
Stock	23,182	6.39%	23,210	4.66%	23,190	6.82%	23,046	4.66%
Other investment securities	718,621	2.35%	895,408	2.15%	778,335	2.26%	962,872	2.08%

Loans and leases:	3,902,190	4.70%	4,003,152	4.52%	3,977,510	4.49%	4,050,177	4.23%
Residential	976,176	4.02%	936,031	3.92%	964,158	3.94%	911,922	3.93%
Commercial real estate	1,677,006	4.84%	1,665,059	4.78%	1,681,365	4.53%	1,664,726	4.26%
Business and small business	797,596	5.05%	837,988	4.63%	840,457	4.86%	861,799	4.43%
Personal	451,412	5.00%	564,074	4.57%	491,530	4.80%	611,730	4.32%

Total interest earning assets	$5,501,773	4.01%	$5,422,461	3.83%	$5,432,798	3.87%	$5,409,954	3.64%

Deposits:	$3,685,847	0.70%	$3,632,094	0.52%	$3,632,625	0.62%	$3,647,278	0.50%
Savings	1,290,999	0.59%	1,291,485	0.34%	1,294,649	0.47%	1,297,543	0.34%
Money market	396,381	0.60%	434,947	0.37%	407,574	0.49%	441,528	0.35%
Demand	1,052,764	0.26%	902,421	0.24%	993,309	0.26%	914,404	0.24%
Demand - municipals	118,730	0.16%	125,699	0.18%	113,875	0.17%	122,636	0.19%
Total core deposits	2,858,874	0.45%	2,754,552	0.30%	2,809,407	0.39%	2,776,111	0.30%

Time deposits	826,973	1.57%	877,542	1.21%	823,218	1.40%	871,167	1.11%

Borrowings	515,000	1.70%	540,474	1.98%	520,045	1.73%	536,222	1.82%

Total interest bearing liabilities	$4,200,847	0.83%	$4,172,568	0.72%	$4,152,670	0.76%	$4,183,500	0.67%

Non-interest bearing deposits	562,410		534,075		561,740		525,209

Net interest margin		3.38%		3.28%		3.29%		3.12%

ASSET QUALITY INDICATORS	December 31,	September 30,	December 31,
(Dollars in thousands)	2018	2018	2017

Non-performing assets:
Non-accruing loans	$21,138	$15,427	$20,521
Accruing loans past due 90 days or more	8,589	13,202	14,152
Total non-performing loans	$29,727	$28,629	$34,673

Real estate owned	754	274	189

Total non-performing assets	$30,481	$28,903	$34,862

Non-performing loans to total loans and leases	0.76%	0.73%	0.86%
Non-performing assets to total assets	0.52%	0.49%	0.60%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.38%	0.27%	0.36%
ALLL to total loans and leases	1.11%	1.10%	1.07%
ALLL to non-performing loans	145.53%	150.68%	124.79%
ALLL to non-performing loans, excluding government guaranteed student loans	204.66%	279.62%	210.84%

Key performance ratios (annualized) are as follows for the quarter and year ended (unaudited):

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.96%	0.66%	(0.25)%	0.81%	0.41%
Return on average assets (excluding tax reform act impact)	0.96%	0.66%	0.65%	0.81%	0.63%
Return on average equity	5.42%	3.76%	(1.38)%	4.61%	2.29%
Return on average equity (excluding tax reform act impact)	5.42%	3.76%	3.63%	4.61%	3.57%
Net interest margin	3.38%	3.26%	3.28%	3.29%	3.12%
Net charge-off ratio	(0.01)%	0.19%	0.10%	0.12%	0.08%
Efficiency ratio	63.88%	66.35%	68.20%	67.51%	69.93%
Efficiency ratio (excluding merger charges)	62.25%	62.23%	68.20%	66.02%	69.93%
Tangible common equity	15.75%	15.34%	15.33%	15.75%	15.33%
Tangible common equity (excluding tax reform act impact)	15.75%	15.34%	15.53%	15.75%	15.53%